UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Rockwood Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

774415103

(CUSIP Number)

December 31, 2010

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Millennium Fund L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 3,244,036 (including warrants to purchase 958,315 shares)
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 3,244,036 (including warrants to purchase 958,315 shares)
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,244,036 (including warrants to purchase 958,315 shares)
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 4.2%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Associates Millennium L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 3,244,036 (including warrants to purchase 958,315 shares)
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 3,244,036 (including warrants to purchase 958,315 shares)
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,244,036 (including warrants to purchase 958,315 shares)
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 4.2%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Millennium GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 3,244,036 (including warrants to purchase 958,315 shares)
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 3,244,036 (including warrants to purchase 958,315 shares)
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,244,036 (including warrants to purchase 958,315 shares)
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 4.2%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR European Fund, Limited Partnership
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Alberta, Canada
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 8,006,339
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 8,006,339
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 8,006,339
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 10.6%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Associates Europe, Limited Partnership
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Alberta, Canada
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 8,006,339
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 8,006,339
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 8,006,339
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 10.6%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Europe Limited
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 8,006,339
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 8,006,339
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 8,006,339
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 10.6%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Fund Holdings L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 11,250,375 (including warrants to purchase 958,315 shares)
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 11,250,375 (including warrants to purchase 958,315 shares)
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 11,250,375 (including warrants to purchase 958,315 shares)
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 14.7%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Fund Holdings GP Limited
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power 11,250,375 (including warrants to purchase 958,315 shares)
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power 11,250,375 (including warrants to purchase 958,315 shares)
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 11,250,375 (including warrants to purchase 958,315 shares)
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 14.7%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Group Holdings L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power 11,250,375 (including warrants to purchase 958,315 shares)
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power 11,250,375 (including warrants to purchase 958,315 shares)
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 11,250,375 (including warrants to purchase 958,315 shares)
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 14.7%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Group Limited
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 11,250,375 (including warrants to purchase 958,315 shares)
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 11,250,375 (including warrants to purchase 958,315 shares)
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 11,250,375 (including warrants to purchase 958,315 shares)
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 14.7%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR & Co. L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 11,250,375 (including warrants to purchase 958,315 shares)
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 11,250,375 (including warrants to purchase 958,315 shares)
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 11,250,375 (including warrants to purchase 958,315 shares)
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 14.7%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Management LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 11,250,375 (including warrants to purchase 958,315 shares)
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 11,250,375 (including warrants to purchase 958,315 shares)
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 11,250,375 (including warrants to purchase 958,315 shares)
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 14.7%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR 1996 Fund L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 4,331,416
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 4,331,416
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 4,331,416
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 5.7%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Associates 1996 L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 5,231,416
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 5,231,416
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 5,231,416
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 6.9%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR 1996 GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 5,231,416
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 5,231,416
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 5,231,416
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 6.9%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Partners II, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 45,195
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 45,195
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 45,195
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.06%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Associates (Strata) L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power 45,195
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power 45,195
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 45,195
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.06%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Associates, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power 45,195
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power 45,195
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 45,195
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.06%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person Strata L.L.C.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 45,195
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 45,195
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 45,195
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.06%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Partners III, L.P. (Series F)
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 239,348
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 239,348
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 239,348
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.32%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR III GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 239,348
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 239,348
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 239,348
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.32%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person Aurora Investments II, LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 89,711
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 89,711
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 89,711
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.12%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person Henry R. Kravis
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power 16,856,045 (including warrants to purchase 958,315 shares)
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power 16,856,045 (including warrants to purchase 958,315 shares)
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 16,856,045 (including warrants to purchase 958,315 shares)
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 22.0%
(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 774415103
(1)	Name of Reporting Person George R. Roberts
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power 16,856,045 (including warrants to purchase 958,315 shares)
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power 16,856,045 (including warrants to purchase 958,315 shares)
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 16,856,045 (including warrants to purchase 958,315 shares)
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 22.0%
(12)	Type of Reporting Person (See Instructions) IN

Item 1.
(a)	Name of Issuer.

Rockwood Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices.

100 Overlook Center

Princeton, NJ 08540

Item 2.
(a)	Name of Persons Filing.

KKR Millennium Fund L.P.

KKR Associates Millennium L.P.

KKR Millennium GP LLC

KKR European Fund, Limited Partnership

KKR Associates Europe, Limited Partnership

KKR Europe Limited

KKR Fund Holdings L.P.

KKR Fund Holdings GP Limited

KKR Group Holdings L.P.

KKR Group Limited

KKR & Co. L.P.

KKR Management LLC

KKR 1996 Fund L.P.

KKR Associates 1996 L.P.

KKR 1996 GP LLC

KKR Partners II, L.P.

KKR Associates (Strata) L.P.

KKR Associates, L.P.

Strata L.L.C.

KKR Partners III, L.P. (Series F)

KKR III GP LLC

Aurora Investments II, LLC

Henry R. Kravis

George R. Roberts

(b)	Address of Principal Business Office, or, if None, Residence.

The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

(c)	Citizenship.

See Item 4 of each cover page.

(d)	Title of Class of Securities.

Common stock, $0.01 par value per share.

(e)	CUSIP Number.

774415103

Item 3.

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

2,285,721 shares of common stock are held by KKR Millennium Fund L.P. In addition, KKR Millennium Fund L.P. holds warrants to purchase 958,315 shares of common stock. As the sole general partner of KKR Millennium Fund L.P., KKR Associates Millennium L.P. may be deemed to be the beneficial owner of such securities held by KKR Millennium Fund L.P. As the sole general partner of KKR Associates Millennium L.P., KKR Millennium GP LLC also may be deemed to be the beneficial owner of such securities held by KKR Millennium Fund L.P.

8,006,339 shares of common stock are held by KKR European Fund, Limited Partnership. As the sole general partner of KKR European Fund, Limited Partnership, KKR Associates Europe, Limited Partnership may be deemed to be the beneficial owner of such shares held by KKR European Fund, Limited Partnership. As the sole general partner of KKR Associates Europe, Limited Partnership, KKR Europe Limited also may be deemed to be the beneficial owner of such shares held by KKR European Fund, Limited Partnership.

Each of KKR Fund Holdings L.P. (as the designated member of KKR Millennium GP LLC and the sole shareholder of KKR Europe Limited); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group

Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may also be deemed to be the beneficial owner of the securities held by KKR Millennium Fund L.P. and KKR European Fund, Limited Partnership.

4,331,416 shares of common stock are held by KKR 1996 Fund L.P. As the sole general partner of KKR 1996 Fund L.P., KKR Associates 1996 L.P. may be deemed to be the beneficial owner of such shares held by KKR 1996 Fund L.P. As the sole general partner of KKR Associates 1996 L.P., KKR 1996 GP LLC also may be deemed to be the beneficial owner of such shares held by KKR 1996 Fund L.P.

900,000 shares of common stock are held by KKR Associates 1996 L.P. As the sole general partner of KKR Associates 1996 L.P., KKR 1996 GP LLC may be deemed to be the beneficial owner of such shares held by KKR Associates 1996 L.P.

45,195 shares of common stock are held by KKR Partners II, L.P. As the general partners of KKR Partners II, L.P., KKR Associates (Strata) L.P. and KKR Associates, L.P. may be deemed to be the beneficial owners of such shares held by KKR Partners II, L.P. As the sole general partner of KKR Associates (Strata) L.P., Strata L.L.C. also may be deemed to be the beneficial owner of such shares held by KKR Partners II, L.P.

239,348 shares of common stock are held by KKR Partners III, L.P. (Series F). As the sole general partner of KKR Partners III, L.P. (Series F), KKR III GP LLC may be deemed to be the beneficial owner of such shares held by KKR Partners III, L.P. (Series F).

89,711 shares of common stock are held by Aurora Investments II, LLC.

As the designated members of KKR Management LLC, the managers of KKR 1996 GP LLC, Strata L.L.C., KKR III GP LLC and Aurora Investments II, LLC, and members of the executive committee of KKR Associates, L.P., Henry R. Kravis and George R. Roberts may also be deemed to beneficially own the securities held by KKR Millennium Fund L.P., KKR European Fund, Limited Partnership, KKR 1996 Fund L.P., KKR Partners II, L.P., KKR Partners III, L.P. (Series F) and Aurora Investments II, LLC. Messrs. Kravis and Roberts have also been designated as managers of KKR Millennium GP LLC by KKR Fund Holdings L.P.

Each Reporting Person disclaims beneficial ownership of the securities held by KKR Millennium Fund L.P., KKR European Fund, Limited Partnership, KKR 1996 Fund L.P., KKR Partners II, L.P., KKR Partners III, L.P. (Series F) and Aurora Investments II, LLC.

An amendment to the Stockholders Agreement, dated as of July 29, 2004 by and among Rockwood Holdings, Inc. (the “Company”), KKR 1996 Fund, L.P., KKR Partners II, L.P., KKR Millennium Fund, L.P., KKR Partners III, L.P., KKR European Fund, Limited Partnership (collectively, the “KKR Entities”) and DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners IIIGmbH & Co. KG, Millennium Partners II, L.P.

and MBP III Plan Investors, L.P. (collectively, the “Other Persons”) and waiver (the “Amendment”) was entered into on January 27, 2006. The Amendment was filed as an exhibit to the Company’s Current Report on Form 8-K filed on February 2, 2006. A further amendment to the Stockholders Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 20, 2010. The Stockholders Agreement, as amended, memorializes, among other things, an acknowledgment by the KKR Entities and the Other Persons that they will not act as a “group” with respect to the securities of the Company within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended.

(b)	Percent of class: See Item 11 of each cover page.

The percentages of beneficial ownership are based on 75,776,884 shares of common stock outstanding as of December 1, 2010 (as reported in the Prospectus, dated December 20, 2010, filed pursuant to Rule 424(b)(4) by the Issuer on December 22, 2010, Registration No. 333-171290).

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii) Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii) Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv) Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or less of a class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the partners, members, affiliates or shareholders of the Reporting Persons and any other persons named in Item 4 has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2011

KKR MILLENNIUM FUND L.P.

By:	KKR Associates Millennium L.P., its general partner

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

KKR ASSOCIATES MILLENNIUM L.P.

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

KKR MILLENNIUM GP LLC

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

KKR EUROPEAN FUND, LIMITED PARTNERSHIP

By:	KKR Associates Europe, Limited Partnership, its general partner

By:	KKR Europe Limited, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR ASSOCIATES EUROPE, LIMITED PARTNERSHIP

By:	KKR Europe Limited, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR EUROPE LIMITED

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS L.P.

By:	KKR Fund Holdings GP Limited, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.

By:	KKR Group Limited, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.

By:	KKR Management LLC, general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Designated Member

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Designated Member

KKR MANAGEMENT LLC

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Designated Member

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Designated Member

KKR 1996 FUND L.P.

By:	KKR Associates 1996 L.P., its general partner

By:	KKR 1996 GP LLC, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Member

KKR ASSOCIATES 1996 L.P.

By:	KKR 1996 GP LLC, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Member

KKR 1996 GP LLC

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Member

KKR PARTNERS II, L.P.

By:	KKR Associates (Strata) L.P., its general partner

By:	Strata L.L.C., its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Member

KKR ASSOCIATES (STRATA) L.P.

By:	Strata, L.L.C., its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Member

STRATA L.L.C.

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Member

KKR ASSOCIATES, L.P.

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, General Partner

KKR PARTNERS III, L.P. (Series F)

By:	KKR III GP LLC, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Member

KKR III GP LLC

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Member

AURORA INVESTMENTS II, LLC

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Managing Member

HENRY R. KRAVIS

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact

EXHIBITS

Exhibit Number	Title

1	Power of attorney, dated January 25, 2011, granted by William J. Janetschek